CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement relating to 4,600,000 shares of Class A common stock on Form S-1 of our report dated February 19, 2007, March 1, 2007 as to the first paragraph of Note 18 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), relating to the financial statements of Clearwire Corporation and subsidiaries and contained in Registration Statement No. 333-139468 of Clearwire Corporation and subsidiaries on Form S-1 under the Securities Act of 1933.
/s/ Deloitte & Touche LLP
Seattle, Washington
March 7, 2007